EXHIBIT 35.1

Servicer Compliance Certificate

FIFTH THIRD AUTO TRUST 2019-1

The undersigned, a duly authorized officer of Fifth Third Bank, National Association (“Fifth Third”), a national banking association, as servicer (in such capacity, the “Servicer”) under the Servicing Agreement, dated as of May 8, 2019 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Servicing Agreement”), by and among Fifth Third Auto Trust 2019-1, the Servicer and Wilmington Trust, National Association, as Indenture Trustee, does hereby certify that:

1.

A review of the activities of the Servicer during the period from May 8, 2019 through December 31, 2019 (the “Reporting Period”), and of its performance under the Servicing Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 30th day of March, 2020.

Fifth Third Bank, National Association

By: _/s/ Nathan Steuber__________________
Name:  Nathan Steuber

Title:  Senior Vice President

Servicer Compliance Certificate

(FTAT 2019-1)